EXHIBIT 5
             [LINDQUEST & VENNUM LETTERHEAD]



                                        March 26, 1996

The First of Long Island Corporation
10 Glen Head Road
Glen Head, NY  11545

Re:	Opinion of Counsel as to Legality of 240,000 shares of Common Stock to be Registered under the Securities Act of 1933

Ladies and Gentlemen:

  This opinion is furnished in connection with the registration under the Securities Act of 1933 on Form S-8 of 240,000 shares of Common Stock, $.10 par value per share, of The First of Long Island Corporation (the "Corporation") offered to officers and key employees of the Corporation pursuant to the Corporation's Stock Option and Appreciation Rights Plan (the "Plan").

  We advise you that it is our opinion, based on our familiarity with the affairs of the Corporation and upon our examination of pertinent documents, that the 240,000 shares of Common Stock to be offered to officers and key employees by the Corporation under the Plan will, when paid for and issued, be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Corporation.

  The undersigned hereby consents to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933.

Very truly yours,

LINDQUIST & VENNUM P.L.L.P.
/S/ LINDQUIST & VENNUM


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